EXHIBIT 5.1

[Charles River Laboratories Logo]

October 20, 2004

Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

Ladies and Gentlemen:

     I am Senior Vice President, Corporate Development, General Counsel and Secretary of Charles River Laboratories International, Inc., a Delaware corporation (the "Company"), and have acted as counsel in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company under the Securities Act of 1933, as amended, relating to the registration of shares of the Company's common stock, par value $.01 (the "Shares"), to be issued under the Inveresk Research Group, Inc. 2002 Stock Option Plan and Incentive Compensation Plan and the Inveresk Research Group, Inc. 2002 Non-Employee Directors Stock Option Plan, each as amended (the "Plans").

     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and records which I have deemed necessary or appropriate for the purposes of the opinion and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I have assumed that the signatures (other than those of officers of the Company) on all documents that I have examined are genuine.

     Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

     I hereby consent to the filing of the opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dennis R. Shaughnessy
Dennis R. Shaughnessy, Esq.
Senior Vice President, Corporate
Development, General Counsel and
Secretary